EXHIBIT 99

RE: Hardinge, Inc.
One Hardinge Drive
Elmira, NY 14902
(Nasdaq: HDNG)

AT THE COMPANY:	AT FRB | WEBER SHANDWICK:
Richard L. Simons	John McNamara

Exec VP & CFO

Analyst Inquiries
(607) 734-2281	(212) 445-8435

HARDINGE REPORTS $2.2 MILLION FOURTH QUARTER PROFIT
ON RECORD QUARTERLY SALES AND ORDERS

•         Declares Quarterly Dividend of $.03 per share

ELMIRA, N.Y., February 16, 2005 — Hardinge Inc. (NASDAQ: HDNG), a leading producer of advanced material-cutting solutions, today reported significantly improved operating performance for the fourth quarter and full year 2004 compared to the same periods of 2003.  Income from operations was $5.5 million for the fourth quarter of 2004, an increase of $2.0 million, or 59% over the same period of 2003.  Full year income from operations for 2004 was $12.5 million, an increase of $5.6 million, or 82% over 2003.

Fourth quarter 2004 net income was $2.2 million, or $.25 per share, compared to $1.7 million, or $.19 per share in the fourth quarter of 2003.  Net income for the full year of 2004 was $4.4 million, or $.50 per share compared to a net loss of ($11.3) million, or ($1.30) per share in 2003.   Results for the full year 2003 included a $12.9 million non-cash valuation reserve against the Company’s U.S. deferred tax assets recorded in the third quarter of that year.

Sales for the fourth quarter of 2004 were $72.2 million, an increase of $19.3 million, or 36% over the fourth quarter of 2003.  Total year 2004 sales were $232.1 million, an increase of $46.8 million, or 25% over 2003.  Orders for the fourth quarter of 2004 were $84.2 million, an increase of 69%, or $34.5 million over the fourth quarter of 2003.  Orders for the full year of 2004 were $255.7, an increase of $69.2 million, or 37% over total year 2003 orders.

J. Patrick Ervin, Chairman, President and Chief Executive Officer, commented, “We are very pleased with a strong finish to an encouraging year.  Shipments were up throughout the world as we shipped several large orders after completing customer acceptance testing at our facilities in the U.S. and Switzerland.  In fact, at $72.2 million, this quarter represents the highest single revenue quarter in the history of the Company.”

“Orders also set a new record in the fourth quarter.  Orders were helped significantly by the acquisition of the Bridgeport name and product rights, and the addition of the sales and service organization of the former Bridgeport operations in Europe, which was completed in early November.  After the acquisition, we were able to combine the work that Bridgeport people and their partners had done with the technical background, support infrastructure, and financial resources of Hardinge to finalize an order for specialty grinding machines totaling approximately $13.6 million.”

“The addition of the Bridgeport products added $3.9 million in sales to the fourth quarter and $21.6 million in orders in the fourth quarter, including this large order.  The shipments were sufficient to cover the operational expenses that were added, so the acquisition had no impact on profitability for the quarter.  It is anticipated that the Bridgeport operations will be accretive to earnings in the first part of 2005, as we begin shipping the large order and achieve regular shipments of other Bridgeport products.”

“We are pleased with the 82% increase in income from operations for the year, and believe that we can continue to grow that number as we leverage fixed costs over a larger revenue base,” Mr. Ervin continued.

The following table summarizes the Company’s 2004 sales into geographical regions, with comparison to the same periods of 2003:

	(U.S. dollars in thousands)
	Fourth Quarter			Full Year
	2004	2003	% Change	2004	2003	% Change
North America	$30,225	$23,255	30%	$93,272	$80,087	16%
Europe	28,814	20,585	40%	93,017	73,863	26%
Asia & Other	13,162	9,073	45%	45,765	31,352	46%
	$72,201	$52,913	36%	$232,054	$185,302	25%

The 2004 sales include the positive impact of the weaker U.S. dollar on the conversion of the results of the Company’s European subsidiaries and Taiwanese subsidiary from their local currencies into U.S. dollars for financial reporting purposes.  There was a significant drop in the value of the dollar against three of our major operating currencies, the Swiss Franc, the British Pound Sterling, and the New Taiwanese Dollar, in the fourth quarter of 2004.  Approximately $2.9 million of the fourth quarter increase and $7.9 million of the full year increase in total company sales are attributable to the effects of these currency translations.  Regionally for the fourth quarter, currency translations resulted in increases of $2.0 million in sales in Europe and $.9 million in sales in the Asia & Other regional category.  On a full year basis, currency translation effects increased sales in Europe by $5.9 million and increased sales in Asia & Other by $2.0 million.

In its U.S. markets, Hardinge’s sales increased due to the completion and shipment of multiple machine turnkey packages and strong shipments of grinding products.  European shipments reflect stronger demand for our grinding products, for which orders have been increasing throughout 2004.  The Asia & Other category is primarily sales to China to date.  The fourth quarter and full year increases in this category result from very strong market growth and the ability to finalize customer acceptance of machines at the end of the year.

The following table summarizes the Company’s orders for the fourth quarter and full year of 2004, as compared to the same periods in 2003:

	(U.S. dollars in thousands)
	Fourth Quarter			Full Year
Orders from Customers in:	2004	2003	% Change	2004	2003	% Change
North America	$28,340	$23,686	20%	$100,636	$87,822	15%
Europe	29,670	17,370	71%	91,895	64,515	42%
Asia & Other	26,219	8,655	203%	63,147	34,110	85%
	$84,229	$49,711	69%	$255,678	$186,447	37%

Part of the increase in orders on a year to year basis is the result of foreign currency translation rate changes.  Of the increases in orders in the fourth quarter comparison of 2004 to 2003, these changes accounted for an increase of $1.9 million in Europe and     $.6 million in Asia & Other.  Full year orders were similarly impacted by translation rate changes as noted above, resulting in increases in reported orders of $5.5 million in Europe and $2.1 million in Asia & Other.

North American orders rose as overall demand for machines has improved in line with market conditions.  Excluding foreign currency translation effects and the impact of orders for Bridgeport products, fourth quarter 2004 orders from customers in Europe were approximately 19% above the fourth quarter orders in 2003.  Orders for the company’s traditional products improved in most machine categories, with the largest increases coming from grinding products.  The addition of the Bridgeport machining center products resulted in additional European orders of $7 million in the fourth quarter.  For the full year of 2004, orders from Europe, stated in constant U.S. dollars and excluding Bridgeport products, increased by 23%.

Fourth quarter orders in Asia & Other were significantly impacted by the $13.6 million order discussed above.  Excluding that project and currency translation effects, fourth quarter orders in this category increased by $3.4 million, or 39%.  Full year orders excluding currency impacts and the large order increased by $13.3 million, or 39%.  The Company continues to participate in the strong growth in demand in China and has expanded its sales and service support organization there to continue to support its growing customer base.

The Company’s consolidated backlog at December 31, 2004 was $66.3 million, 55% above the December 31, 2003 backlog of $42.7 million.

The fourth quarter 2004 gross margin was 31.4% of sales, compared to 28.0% in the fourth quarter of 2003. This reflects the impact of higher sales over the fixed portions of manufacturing overhead costs.  The full-year 2004 gross margin was 30.0% of sales, compared to 29.5% in 2003.

Selling, general and administrative expenses for the fourth quarter of 2004 were $5.8 million higher than the same quarter of the previous year.  Commission expense increased by $1.4 million due to higher sales levels and a higher portion of sales going through commissionable sales channels.  Additional sales and support expenses related to the Bridgeport product line added approximately $1.2 million in the fourth quarter.  Also, incremental audit fees and other expenses related to internal control documentation for Sarbanes Oxley compliance added approximately $.3 million to these expenses.   The change in currency translation rates resulted in an increase of $.8 million for financial reporting purposes. The full year comparison reflects increases in commissions of $2.2 million, Bridgeport expenses of $1.2 million, Sarbanes Oxley expenses of $.7 million, and impacts of currency translation of $2.1 million.

Mr. Ervin commented on the outlook for 2005, “As we begin 2005, I am excited about the position of the Company.  We are increasing our presence in China, the fastest growing worldwide market for machine tools.  With the addition of Bridgeport product lines and the strength of the brand name, we have opportunities to strengthen our sales throughout the world.  We bring to market several new products that have the potential to expand our sales further.  Based on all of these factors, I see the potential for sales levels to exceed $300 million for the year.”

“We expect to see meaningful bottom line growth as well, if our markets continue to be strong and we are able to achieve that sales level.  I will caution that we anticipate the first quarter to be somewhat weak, as many machines have been shipped from backlog.  However, as we begin to ship Bridgeport branded products in earnest beginning in the second quarter, we believe our full year objectives will be achievable.  We will continue to look for the most cost effective way to manufacture and obtain products, and we will continue to expand our marketing, sales, and support activities as we inform potential customers throughout the world about the product and support offerings we provide.  Our worldwide engineering resources covering three continents will continue to work together to develop new products and to identify cost reduction opportunities which are vital to the success of our company.  Furthermore, I believe there are more opportunities for acquisitions of product lines, companies, or assets that will enable us to build on the strong base that we have developed,” Mr. Ervin concluded.

The Company also announced that its Board of Directors has declared a cash dividend of $0.03 per share on the Company’s common stock.  The dividend is payable on March 10, 2005 to stockholders of record as of March 1, 2005.

The Company will host its usual conference call at 10:00 am today to discuss these results. The call can be accessed via the Internet live or as a replay at www.fulldisclosure.com. The archive will be available for replay for 14 days following the call.

Hardinge Inc., founded more than 100 years ago, is an international leader in providing the latest industrial technology to companies requiring material-cutting solutions.  The Company designs and manufactures computer-numerically controlled metal-cutting lathes, machining centers, grinding machines, collets, chucks, indexing fixtures, and other industrial products.  The Company has manufacturing operations in the United States, Switzerland, Taiwan and China and distributes machines in all major industrialized countries of the world.  Hardinge’s common stock trades on NASDAQ under the symbol “HDNG.”  For more information, please visit the Company’s website at www.hardinge.com.

This news release contains statements of a forward-looking nature relating to the financial performance of Hardinge Inc.  Such statements are based upon information known to management at this time.  The company cautions that such statements necessarily involve uncertainties and risk, and deal with matters beyond the company’s ability to control and in many cases the company cannot predict what factors would cause actual results to differ materially from those indicated.  Among the many factors that could cause actual results to differ from those set forth in the forward-looking statements are fluctuations in the machine tool business cycles, changes in general economic conditions in the U.S. or internationally, the mix of products sold and the profit margins thereon, the relative success of the company’s entry into new product and geographic markets, the company’s ability to manage its operating costs, actions taken by customers such as order cancellations or reduced bookings by customers or distributors, competitors’ actions such as price discounting or new product introductions, governmental regulations and environmental matters, changes in the availability and cost of materials and supplies, the implementation of new technologies and currency fluctuations.  Any forward-looking statement should be considered in light of these factors.  The company undertakes no obligation to revise its forward-looking statements if unanticipated events alter their accuracy.

— Financial Tables Follow —

HARDINGE INC. AND SUBSIDIARIES

Consolidated Statements of Operations
(In Thousands, Except Per Share Data)

	Three months ended		Year ended
	December 31,		December 31,
	2004	2003	2004	2003
Net Sales	$72,201	$52,913	$232,054	$185,302
Cost of sales	49,551	38,119	162,376	130,698
Gross profit	22,650	14,794	69,678	54,604

Selling, general and administrative expenses	17,194	11,359	57,184	47,731
Income from operations	5,456	3,435	12,494	6,873

Interest expense	806	760	2,660	2,917
Interest (income)	(224)	(161)	(533)	(500)
Income before income taxes and minority interest in consolidated subsidiary and investment of equitycompany	4,874	2,836	10,367	4,456
Income taxes	1,752	716	3,542	14,667
Minority interest in (profit) of consolidated subsidiary	(915)	(566)	(2,433)	(1,257)
Profit in investment of equity company	0	109	0	184
Net income (loss)	$2,207	$1,663	$4,392	$(11,284)

Per share data:
Basic earnings (loss) per share	$.25	$.19	$.50	$(1.30)
Weighted average number of common shares outstanding	8,742	8,725	8,745	8,708
Diluted earnings (loss) per share	$.25	$.19	$.50	$(1.30)
Weighted average number of common shares outstanding	8,784	8,760	8,773	8,708

Other financial data:

Gross margin	31.4%	28.0%	30.0%	29.5%
Operating margin	7.6%	6.5%	5.4%	3.7%
Depreciation and amortization	$2,258	$2,222	$8,980	$8,668
Capital expenditures	$3,009	$353	$5,861	$1,534

HARDINGE INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In Thousands)

	Dec. 31	Dec. 31,
	2004	2003

Assets
Current assets:
Cash	$4,189	$4,739
Accounts receivable, net	65,005	44,660
Notes receivable, net	6,946	6,354
Inventories	100,738	87,064
Prepaid expenses	6,509	4,540
Total current assets	183,387	147,357

Property, plant and equipment:
Property, plant and equipment	172,743	162,926
Less accumulated depreciation	105,968	96,741
	66,775	66,185

Other assets:
Notes receivable	6,445	7,733
Deferred income taxes	427	131
Intangible pension asset	304	3,900
Other intangible assets	6,808
Goodwill	20,376	18,314
Other	1,789	2,087
	36,149	32,165

Total assets	$286,311	$245,707

HARDINGE INC. AND SUBSIDIARIES

	Dec. 31	Dec. 31
	2004	2003

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$25,404	$13,760
Notes payable to bank	2,762	624
Accrued expenses	18,670	18,224
Accrued pension plan expense	1,541
Accrued income taxes	4,230	2,990
Deferred income taxes	3,706	3,477
Current portion long-term debt	4,893	5,002
Total current liabilities	61,206	44,077

Other liabilities:
Long-term debt	35,213	17,675
Accrued pension plan expense	15,909	23,693
Deferred income taxes	3,208	3,163
Accrued postretirement benefits	5,927	5,864
Derivative financial instruments	5,502	6,194
Other liabilities	3,225	2,267
	68,984	58,856

Equity of minority interest	6,121	3,688

Shareholders’ equity:
Preferred stock, Series A, par value $.01: Authorized — 2,000,000; issued — none
Common stock, $.01 par value: Authorized shares — 20,000,000 Issued shares — 9,919,992 at December 31, 2004 and December 31, 2003	99	99
Additional paid-in capital	60,538	60,586
Retained earnings	98,277	94,150
Treasury shares	(14,119)	(13,843)
Accumulated other comprehensive income (loss)	6,230	(393)
Deferred employee benefits	(1,025)	(1,513)
Total shareholders’ equity	150,000	139,086

Total liabilities and shareholders’ equity	$286,311	$245,707